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                                                                 EXHIBIT 5.1

                            [NAUTADUTILH LETTERHEAD]

P.O. Box 1110
3000 BC Rotterdam                                  Rotterdam, May 31, 2002
Weena 750
3014 DA Rotterdam
T +31 10 224 00 00
F +31 10 414 84 44

                                                   CNH Global N.V.
B.Th.Derogee                                       Global Management Offices
T +31 10 224 03 81                                 Opus Landmark Building,
F +31 10 224 05 55                                 100 South Saunders Road
bart.derogee@nautadutilh.com                       Lake Forest, Illinois 60045
                                                   United States of America


                   Ladies and Gentlemen:


                   We have acted as counsel for CNH Global N.V., a corporation organized under the laws of the Kingdom of the Netherlands (the "Company"), in connection with issuance through an at-the-market underwritten public offering of 50,000,000 common shares, par value [euro] 0.45 per share, of the Company (the "Offer Shares") and the issuance of up to 7,500,000 common shares, par value [euro] 0.45 per share, of the Company (the "Over-Allotment Shares" and together with the Offer Shares the "Shares"). We are giving this opinion in connection with the Registration Statement on Form F-3 (Registration No. 333-84954) (the "Registration Statement") filed by the Company with the U.S. Securities and Exchange Commission (the "Commission") to effect registration of the Shares pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the Commission promulgated thereunder.

                   We are advocates, civil law notaries and tax advisers qualified to carry on the practise of law in the Netherlands. Accordingly we express no opinion herein as to the laws, or any matter governed by the laws, other than the laws of the Netherlands in full force and effect as at the date hereof as interpreted under published case law of the Netherlands courts. By delivering this opinion, we are in no way to be deemed to be submitting to the jurisdiction of any court other than those of the Netherlands with respect to any of the matters upon which we opine herein.

                   For the purposes of this opinion, we have examined:

                   (a) the resolution of the Board of Directors of the Company dated March 25, 2002 (the "Resolution");

Amsterdam
Brussel            (b)   such documents and other records of the Company,
London                   and certificates of public officials and officers of
Madrid                   the Company as we have deemed necessary or appropriate
New York                 to provide a basis for the opinion set forth below.
Paris
Rotterdam

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                                                       NAUTADUTILH
                                                       2
                                                       Rotterdam, May 31, 2002


In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us in copies.

Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, upon the delivery of the certificates evidencing the Shares to the Transfer Agent, will be validly issued and be fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name in the prospectus contained in the Registration Statement.

In giving this consent we do not admit that we are required to do so by the U.S. Securities Act of 1933 or the rules and regulations promulgated thereunder.


Very truly yours,

for and on behalf Nauta Dutilh

/s/ Bart Th. Derogee

Bart Th. Derogee